EXHIBIT 24.01

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas A. Russo, Joseph Polizzotto and Jeffrey A. Welikson, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Annual Report on Form 10-K of Lehman Brothers Holdings Inc., for the fiscal year ended November 30, 2003, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Dated: As of February 26, 2004

Signature	Title

/s/ Richard S. Fuld, Jr.	Chief Executive Officer and
Richard S. Fuld, Jr.	Chairman of the Board of Directors
(principal executive officer)

/s/ David Goldfarb	Chief Financial Officer and
David Goldfarb	Executive Vice President
(principal financial and accounting officer)

/s/ Michael L. Ainslie	Director
Michael L. Ainslie

/s/ John F. Akers	Director
John F. Akers

/s/ Roger S. Berlind	Director
Roger S. Berlind

/s/ Thomas H. Cruikshank	Director
Thomas H. Cruikshank

/s/ Christopher Gent	Director
Sir Christopher Gent

/s/ Henry Kaufman	Director
Henry Kaufman

/s/ John D. Macomber	Director
John D. Macomber

/s/ Dina Merrill	Director
Dina Merrill